Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-220018) of Ranger Energy Services, Inc. of our report dated June 9, 2017, with respect to the financial statements of ESCO Leasing, LLC, and the inclusion of such report in the Current Report on Form 8-K/A dated October 10, 2017, each filed with the Securities and Exchange Commission.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

October 10, 2017